EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2024, relating to the financial statements of Joby Aviation, Inc. and the effectiveness of Joby Aviation, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Joby Aviation, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 6, 2024